Exhibit 99.1

Xtant Medical Reports Fourth Quarter and Full-Year 2025 Financial Results

Full year 2025 revenue totals $133.9 million, an increase of 14% year-over-year

Xtant delivers positive net income, adjusted EBITDA and operating cash flow

Total cash of $17.3 million as of December 31, 2025 with an additional $10.5 million received subsequent to year end related to divestiture

BELGRADE, Mont., March 31, 2026 — Xtant Medical Holdings, Inc. (NYSE American: XTNT), a global medical technology company focused on surgical solutions for spinal and other orthopedic conditions, today reported financial and operating results for the fourth quarter and full-year ended December 31, 2025.

Fourth Quarter 2025 Financial Highlights

●	Revenue of $32.4 million, up approximately 3% compared to the prior year quarter

◌	Company’s earlier-than-anticipated closing of the Companion Spine transaction reduced fourth quarter 2025 revenue by an estimated $2.0 million

●	Gross margin of 54.9% compared to 50.8% for the prior year quarter

●	Net income of $0.1 million compared to a net loss of $3.2 million in the prior year quarter

●	Non-GAAP adjusted EBITDA of $1.9 million compared to adjusted EBITDA of $0.4 million in the prior year quarter

Full-Year 2025 Financial Highlights

●	Revenue of $134.0 million, up approximately 14% over the full-year 2024

●	Gross margin of 62.9%, compared to 58.2% for the full year 2024

●	Net income of $5.0 million, or $0.03 per diluted share, compared to a net loss of $16.5 million, or a net loss of $0.12 per basic and diluted share, for the full year 2024

●	Non-GAAP adjusted EBITDA of $16.3 million compared to an adjusted EBITDA loss of $2.3 million for the full year 2024

●	Net cash provided by operations of $12.5 million compared to net cash used in operations of $11.9 million for the full year 2024

Fourth Quarter 2025 and Recent Business Highlights

●	Completed the previously announced sale of Xtant’s non-core Coflex® and CoFix assets and its international hardware businesses to Companion Spine for a total sale price of $21.4 million in cash.

●	Announced the commercial launch of its next-generation innovative synthetic bone graft in the nanOss line, Strata™. nanOss Strata is manufactured from hydroxycarbonapatite (HCA), a material with higher solubility than traditional hydroxyapatite (HA), the most commonly used synthetic material.

●	Announced the commercial launch of CollagenX™, its bovine collagen particulate product for surgical wound closure designed to promote healing, prevent dehiscence, and help mitigate concerns related to surgical site infections.

Sean Browne, President and CEO of Xtant Medical, stated, “Our fourth quarter 2025 caps a truly transformational year for Xtant, during which we meaningfully sharpened our focus on our core biologics business while driving the new product innovation for which we are known. Along the way, in 2025 we achieved profitability and cash flow generation, reflecting robust topline growth, targeted R&D investments, and prudent expense management. We also took advantage of a short-term license and royalty opportunity through our amnio line in the advanced wound care market. Those cash flows, along with the divestiture of certain non-core products and operations, provided Xtant with the capital to focus on internally developing our advanced biologics product lines, including new products released in 2025. With this foundation in place, we began to opportunistically add to our field sales force in the fourth quarter 2025 and into the first quarter of 2026 to improve our reach and leverage our outstanding contract portfolio and independent agent network.”

“Looking ahead to 2026, with the recent receipt of amounts previously outstanding under our note receivable from the Companion Spine transaction, we have increased our current cash position to over $22 million while reducing our term loan balance to $11.2 million. Given our significantly strengthened financial position, we do not see any need to raise additional outside capital to run our operations and we expect to be free cash flow positive in 2026. Moreover, this year we plan to lean into our strengths in biologics and invest in our commercial team to focus on profitably growing our core biologics business. With the substantial progress made in 2025, I am excited for this year and beyond,” Mr. Browne concluded.

Fourth Quarter and Full-Year 2025 Financial Results

Fourth quarter 2025 revenue grew 3% to $32.4 million, compared to $31.5 million for the same period in 2024. The increase is due primarily to higher license revenue, partly offset by one less month of Coflex and CoFix and related international hardware sales in 2025 as a result of the sale of those businesses to Companion Spine in early December. For the full year, total revenue of $134.0 million increased 14% over $117.3 million for the full year 2024.

Gross margin for the fourth quarter of 2025 was 54.9%, compared to 50.8% for the same period in 2024. For the full year 2025, gross margin was 62.9%, compared to 58.2% for the full year 2024. These increases were primarily attributable to sales mix and greater scale, partially offset by increased charges for excess and obsolete inventory, in particular, a $1.3 million charge related to excess and obsolete inventory associated with the launch of the Cortera® Fixation System.

Operating expenses for the fourth quarter of 2025 totaled $18.7 million, compared to $17.9 million for the fourth quarter of 2024. Full year 2025 total operating expenses were $77.0 million, compared to $80.3 million for the full year 2024. The increase in fourth quarter 2025 operating expenses was primarily due to increases in various compensation plans and the year-over-year decline was primarily driven by reduced commission expense.

Net income for the fourth quarter 2025 totaled $0.1 million, compared to a net loss of $3.2 million for the fourth quarter of 2024. For the full year 2025, net income was $5.0 million, or $0.03 per diluted share, compared to a net loss of $16.5 million, or a new loss of $0.12 per basic and diluted share, for the full year 2024.

Non-GAAP adjusted EBITDA for the fourth quarter of 2025 totaled $1.9 million, compared to adjusted EBITDA of $0.4 million for the same period in 2024. For the full year 2025, non-GAAP adjusted EBITDA was $16.3 million, compared to an adjusted EBITDA loss of $2.3 million for the full year 2024.

The Company defines adjusted EBITDA as net income/loss from operations before depreciation, amortization and interest income/expense and provision for income tax/benefit, and as further adjusted to add back in or exclude, as applicable, separation-related expenses, non-cash compensation, disposition/acquisition-related expense, acquisition-related fair value adjustments, gain on divestiture, and unrealized foreign currency translation gain or loss. A calculation and reconciliation of adjusted EBITDA to net income (loss) can be found in the attached financial tables.

As of December 31, 2025, the Company had $17.3 million of cash and cash equivalents compared to $6.2 million as of December 31, 2024. Cash as of December 31, 2025 excludes an additional $10.5 million received in February 2026 upon repayment of the unsecured promissory note issued by Companion Spine to Xtant in the divestiture transactions that closed in December 2025.

2026 Financial Guidance

The Company anticipates full-year 2026 revenue to be in the range of $95 million to $99 million. This outlook reflects anticipated organic growth in its core higher-margin biologics business, offset bythe impact of the Company’s December 2025 sale of non-core Coflex® and CoFix assets and its international hardware businesses to Companion Spine, as well as the cessation of license revenue related to the Q-Code and amniotic membrane agreements that the Company received in 2025.

Conference Call

Xtant Medical will host a webcast and conference call to discuss its fourth quarter and full-year 2025 financial and operating results at 8:30 am ET today, March 31, 2026.

To access the webcast: https://www.webcaster5.com/Webcast/Page/3039/53616

To access the conference call, dial 888-506-0062 (US) or 973-528-0011 (International) and reference Participant Access Code 581090.

A replay of the call will be available on the Investor section of the Company’s website at www.xtantmedical.com for a period of one year.

About Xtant Medical Holdings, Inc.

Xtant Medical’s mission of honoring the gift of donation so that our patients can live as full and complete a life as possible, is the driving force behind our company. Xtant Medical Holdings, Inc. (www.xtantmedical.com) is a global medical technology company focused on the design, development, and commercialization of a comprehensive portfolio of orthobiologics serving the chronic and surgical wound care and sports medicine markets, as well as spinal implant systems. Xtant people are dedicated and talented, operating with the highest integrity to serve our customers.

The symbols ™ and ® denote trademarks and registered trademarks of Xtant Medical Holdings, Inc. or its affiliates, registered as indicated in the United States, and in other countries. All other trademarks and trade names referred to in this release are the property of their respective owners.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures in this release, including adjusted EBITDA. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. The Company’s management believes that the presentation of these measures provides useful information to investors. These measures may assist investors in evaluating the Company’s operations, period over period. Management uses the non-GAAP measures in this release internally for evaluation of the performance of the business, including the allocation of resources. Investors should consider non-GAAP financial measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “intends,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ “continue,” “future,” ‘‘will,’’ “potential,” “going forward,” “guidance,” similar expressions or the negative thereof, and the use of future dates. Forward-looking statements in this release include the Company’s full year 2026 revenue guidance, anticipated organic growth in its core higher-margin biologics business, need for no further capital to fund its operations and expectation to be free cash flow positive in 2026. The Company cautions that its forward-looking statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company’s future operating results, financial performance and need for additional capital; the success of the Company’s expanded field sales force to improve the Company’s reach and leverage its outstanding contract portfolio and independent agent network; the Company’s ability to become operationally self-sustaining and less reliant on third-party manufacturers and suppliers; risks associated with acquisitions and dispositions; its ability to implement successfully its future growth initiatives and risks associated therewith; possible future impairment charges to long-lived assets and goodwill and write-downs of excess and obsolete inventory; its ability to continue to innovate, develop and introduce new products and the success of those products; its ability to remain competitive; its ability to engage and retain new and existing independent distributors and agents and qualified sales and other personnel and its dependence on key independent agents for a significant portion of its revenue; the effect of inflation, elevated interest rates and other recessionary factors and supply chain disruptions; the effect of product sales mix changes on its financial results; the effect of government and third-party coverage and reimbursement for its products; its ability to obtain and maintain regulatory approvals and comply with government regulations; the effect of product liability claims and other litigation to which the Company may be subject; the effect of product recalls and defects; its ability to license intellectual property on commercially reasonable terms and to maintain any such licenses and its ability to obtain and protect its intellectual property and proprietary rights and operate without infringing the rights of others; its ability to service its debt, comply with debt covenants, and access additional indebtedness or financing on favorable terms or at all, if and when needed; and other factors described in its Annual Report on Form 10-K for the year ended December 31, 2025 to be filed with the Securities and Exchange Commission (SEC) on March 30, 2026. Investors are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this cautionary statement.

Investor Relations Contact:

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com

-OR-

Rob Windsor

LifeSci Advisors

rwindsor@lifescipartners.com

— Tables Follow –

XTANT MEDICAL HOLDINGS, INC.

Consolidated Balance Sheets

(In thousands, except number of shares and par value)

	As of December 31, 2025	As of December 31, 2024
ASSETS
Current Assets:
Cash and cash-equivalents	$17,053	$6,199
Restricted cash	275	22
Trade accounts receivable, net of allowance for credit losses of $2,165 and $1,437, respectively	17,803	20,660
Inventories	30,263	38,634
Note receivable	10,462	—
Prepaid and other current assets	2,389	1,601
Total current assets	78,245	67,116
Property and equipment, net	6,202	10,131
Right of use asset, net	3,192	829
Goodwill	6,074	7,302
Intangible assets, net	299	8,356
Other assets	133	103
Total Assets	$94,145	$93,837

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,844	$7,918
Accrued liabilities	10,626	7,771
Current portion of long-term debt	3,500	—
Current portion of lease liability	622	703
Current portion of finance lease obligations	35	69
Line of credit	10,857	12,120
Total current liabilities	29,484	28,581
Long-term Liabilities:
Lease liability, net	2,665	166
Financing lease obligations, net	12	47
Long-term debt, plus premium and less issuance costs	11,026	22,038
Deferred tax liability	5	42
Total Liabilities	43,192	50,874

Commitments and Contingencies (Note 12)	—	—

Stockholders’ Equity:
Preferred stock, $0.000001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.000001 par value; 300,000,000 shares authorized; 140,039,557 shares issued and outstanding as of December 31, 2025; 139,045,664 shares issued and outstanding as of December 31, 2024	—	—
Additional paid-in capital	305,439	302,738
Accumulated other comprehensive income	—	(316)
Accumulated deficit	(254,486)	(259,459)
Total Stockholders’ Equity	50,953	42,963
Total Liabilities & Stockholders’ Equity	$94,145	$93,837

XTANT MEDICAL HOLDINGS, INC.

Consolidated Statements of Operations

(Unaudited, in thousands, except number of shares and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue
Product revenue	$27,712	$30,011	$115,204	$115,765
License revenue	4,645	1,502	18,723	1,502
Total Revenue	32,357	31,513	133,927	117,267

Cost of Sales	14,603	15,489	49,654	49,051
Gross Profit	17,754	16,024	84,273	68,216

Operating Expenses
General and administrative	7,293	5,700	29,375	28,691
Sales and marketing	10,946	11,684	45,512	49,214
Research and development	459	522	2,102	2,385
Total Operating Expenses	18,698	17,906	76,989	80,290

Income (Loss) from Operations	(944)	(1,882)	7,284	(12,074)

Other Income (Expense)
Interest expense	(718)	(1,134)	(3,671)	(4,160)
Interest income	94	—	94	—
Unrealized foreign currency translation (loss) gain	(206)	(101)	(60)	5
Gain on divestiture	3,281	—	3,281	—
Other income (expense)	91	(27)	73	(33)
Total Other Income (Expense)	2,542	(1,262)	(283)	(4,188)

Net Income (Loss) from Operations Before Provision for Income Taxes	1,598	(3,144)	7,001	(16,262)

Provision for Income Taxes Current and Deferred	(1,541)	(21)	(2,028)	(187)

Net Income (Loss)	$57	$(3,165)	$4,973	$(16,449)

Net Income (Loss) Per Share:
Basic	$0.00	$(0.02)	$0.04	$(0.12)
Dilutive	$0.00	$(0.02)	$0.03	$(0.12)

Shares used in the computation:
Basic	139,826,783	138,977,615	139,531,791	133,665,075
Dilutive	150,462,888	138,977,615	150,042,556	133,665,075

XTANT MEDICAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2025	2024
Operating activities:
Net income (loss)	$4,973	$(16,449)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,223	4,224
Non-cash interest	537	522
Loss (gain) on sale of fixed assets	251	(264)
Stock-based compensation	2,892	4,117
Provision for reserve on accounts receivable	1,404	823
Provision for excess and obsolete inventory	3,669	485
Gain on sale to Companion	(3,281)	—
Other	(76)	(5)

Changes in operating assets and liabilities, net of the effects of acquisitions:
Trade accounts receivable	(591)	(755)
Inventories	(1,999)	(2,494)
Prepaid and other assets	(1,537)	(218)
Accounts payable	(3,117)	1,033
Accrued liabilities	4,198	(2,915)
Net cash provided by (used in) operating activities	12,546	(11,896)

Investing activities:
Purchases of property and equipment	(2,382)	(4,113)
Proceeds from sale of fixed assets	232	383
Proceeds from sale to Companion, net of promissory note	10,049	—
Net cash provided by (used in) investing activities	7,899	(3,730)

Financing activities:
Borrowings on line of credit	100,066	112,640
Repayments on line of credit	(101,329)	(105,142)
Payments on long-term debt	(8,000)	—
Payments on financing leases	(67)	(65)
Proceeds from private placement, net of issuance costs	(65)	4,456
Proceeds from issuance of long-term debt	—	5,000
Debt issuance costs	(49)	(651)
Payment of taxes from withholding of common stock upon vesting and settlement of restricted stock units	(126)	(178)
Proceeds from exercise of stock-based compensation	—	13
Net cash (used in) provided by financing activities	(9,570)	16,073

Effect of exchange rate changes on cash and cash equivalents and restricted cash	232	(149)

Net change in cash and cash equivalents and restricted cash	11,107	298
Cash and cash equivalents and restricted cash at beginning of year	6,221	5,923
Cash and cash equivalents and restricted cash at end of year	$17,328	$6,221
Reconciliation of cash and cash equivalents and restricted cash reported in the consolidated balance sheets
Cash and cash equivalents	$17,053	$6,199
Restricted cash	275	22
Total cash and cash equivalents and restricted cash reported in the consolidated balance sheets	$17,328	$6,221

XTANT MEDICAL HOLDINGS, INC.

CALCULATION OF NON-GAAP CONSOLIDATED EBITDA AND ADJUSTED EBITDA

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Net Income (Loss)	$57	$(3,165)	$4,973	$(16,449)

Depreciation and amortization	1,819	1,148	5,223	4,224
Interest expense, net	624	1,134	3,577	4,160
Tax expense	1,541	21	2,028	187
Non-GAAP EBITDA	4,041	(862)	15,801	(7,878)

Net Income (Loss)/Total Revenue	0.2%	-10.0%	3.7%	-14.0%

Non-GAAP EBITDA/Total Revenue	12.5%	-2.7%	11.8%	-6.7%

NON-GAAP ADJUSTED EBITDA CALCULATION
Non-cash compensation	727	840	2,892	4,117
Gain on divestiture	(3,281)	—	(3,281)	—
Divestiture/acquisition-related expenses	122	—	491	338
Acquisition-related fair value adjustments	47	167	358	415
Unrealized foreign currency translation loss (gain)	206	101	60	(5)
Separation related expenses	—	192	23	682

Non-GAAP Adjusted EBITDA	$1,862	$438	$16,344	$(2,331)

Non-GAAP Adjusted EBITDA/Total Revenue	5.8%	1.4%	12.2%	-2.0%